Exhibit 10.1

Collaboration Agreement

This COLLABORATION AGREEMENT (the “Agreement”) is entered into and effective as of July 27, 2015 (the “Effective Date”), by and between Stellar Biotechnologies Inc., a California corporation (“SBI”), and Ostiones Guerrero, SA de CV (“OG”). SBI and OG are referred to individually herein from time to time as a “Party,” and collectively as the “Parties.”

Whereas, SBI is engaged in the business of designing, developing and manufacturing keyhole limpet hemocyanin (“KLH”) for conjugated immune therapies and diagnostics, and owns certain patents, know-how and other intellectual property rights for keyhole limpet aquaculture and KLH formulation and manufacturing;

Whereas, OG is engaged in the business of designing and developing facilities and resources in Baja California, Mexico for the production and processing of various marine species for the seafood market, and seeks to expand its resources to include production capabilities for keyhole limpets and other resources that are included in the intellectual property and know-how owned by SBI;

Whereas, SBI and OG entered into that certain Term Sheet, dated May 19, 2015 (the “Term Sheet”), with the purpose of forming a commercial collaboration through which OG and SBI will collectively endeavor to develop the facilities and resources necessary for OG to produce and harvest keyhole limpets at OG’s aquaculture facility at Poblado La Chorera, Delegacion San Quintin, Municipio Ensenada, Baja California, Mexico 22930 (“La Chorera”) for the exclusive purchase by SBI; and

WHEREAS, in accordance with the common goals set out in the Term Sheet, SBI has entered into a lease, dated June 30, 2015 with Reyes Guerrero Sandoval, a principal officer and owner of OG, on certain undeveloped land at the OG La Chorera aquaculture facility (the “La Chorera Lease”) for the purpose of evaluating the feasibility of producing keyhole limpets for the commercial production of (“KLH”); and

Whereas, SBI and OG desire to establish their respective rights and obligations for the commercial collaboration at La Chorera as contemplated by, and in accordance with the principles set out in, the Term Sheet.

Now, therefore, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereto agree as follows:

1.            Development Objectives.

1.1          Purpose. The Parties agree to collaborate on the terms and conditions set forth herein in the design, expansion and development of the aquaculture and fishery supply resources and production facilities owned and operated by OG in La Chorera, including the ocean-bottom concession controlled by OG through direct ownership, licenses and Mexican Government Permit DGOPA PC-02 File N. 173179, to provide SBI with an additional site for the hatchery production and maturation of keyhole limpets and KLH for its GMP-grade KLH business, subject in all cases to the completion of a satisfactory site suitability study at La Chorera as determined by SBI in its sole discretion.

1.2          Statement of Work.

1.2.1	Except as otherwise set forth in this Section 1.2 and this Agreement, the responsibilities and obligations of the parties shall be set forth in the Statement of Work attached hereto as Appendix A, and incorporated herein by reference.

1.2.2	SBI shall be responsible for the development of and certain improvements to the La Chorera leasehold for the purpose of evaluating the suitability of the site and resources for the production of keyhole limpets and the extraction, processing and delivery of SBI’s proprietary Stellar KLH™. SBI shall also be responsible for the construction and installation of certain structures and utilities on the leasehold, including a seawater intake system and an electrical power generating station with sufficient minimum capacity of approximately 25 kW to meet SBI’s requirements, each of which shall be owned exclusively by SBI. OG agrees to execute any documents or instruments as may be required to assign and transfer all rights, title and interest and/or otherwise confirm the ownership of the seawater intake system and electrical power generating station to and in the name of SBI.

1.2.3	SBI and OG agree to enter into a separate Usage Agreement, pursuant to which OG shall be entitled to the use of the seawater intake system and electrical power generating station on terms to be negotiated in good faith by the Parties after completion of the installations. SBI may, at its option, install additional infrastructure and equipment as it deems necessary and appropriate for its purposes. OG agrees to provide reasonable assistance to SBI in connection with the acquisition of such local, state and national permits as SBI may be required to possess in connection with the construction, installation, operation and ownership of the seawater intake system, the electrical power generating station, and such other improvements (collectively, the “SBI Improvements”) as SBI deems necessary.

1.2.4	SBI will provide OG with consulting support, including training of OG staff and personnel as may be required, for the design and development at OG’s La Chorera facility of (a) a marine aquaculture hatchery facility including a limpet production tank system and related equipment, (b) an aquaculture grow-out/maturation tank system and related equipment for marine shellfish, including keyhole limpets, (c) seawater pumping, drainage and distribution systems, (d) seawater treatment systems, (e) site perimeter security and emergency/back-up systems, (f) such other systems and equipment as may be reasonably required, and (g) the development, implementation and optimization of the OG marine aquaculture operating plan (collectively, the “OG Improvements”). The Parties agree that the seawater drainage system shall be accessible at all times by SBI with sufficient capacity to accommodate discharge of seawater from SBI’s aquaculture operations. OG shall be responsible for the final design, construction and maintenance of the OG Improvements. OG agrees to provide SBI with design drawings in advance of construction and to consult with SBI in order to ensure the OG Improvements will be suitable for SBI’s needs.

1.2.5	Except as specifically provided in the Statement of Work or otherwise in this Agreement, the Parties have no obligation to provide research, development, support, training, maintenance, product enhancements, modifications or other services for the benefit of the other. Any such services must be agreed in the Statement of Work, or in a written amendment to this Agreement, and signed by both Parties

1.2.6	OG and SBI will collaborate on the development of a plan for the production of keyhole limpets by OG for exclusive supply to SBI under terms to be negotiated in good faith in a separate Supply Agreement as contemplated in the Term Sheet.

1.3          Modifications to Statement of Work. If the Parties desire any change in the responsibilities, deliverables, schedule or other aspects of the collaboration, any such change shall be effected only by a written amendment to the respective Statement of Work. Any amendment to any Statement of Work shall take effect no less than thirty (30) days prior to the intended start date of each project contemplated by that amended Statement of Work, unless otherwise agreed to in writing by the Parties.

1.4          Deliverables. On an ongoing basis as available, each of SBI and OG shall deliver to the other Party any and all designs, plans, data, and other documentation as appropriate to permit prompt performance under this Agreement. All deliverables shall be memorialized by a delivery confirmation to indicate receipt of the contents described therein.

1.5          Standard of Performance. SBI and OG shall each devote such time and resources as reasonably necessary to timely accomplish the objectives of this Agreement, and all services shall be accomplished in compliance with applicable laws and regulations. SBI and OGI shall each perform its respective obligations, and shall fully cooperate and communicate with each other, in a reasonable and good faith manner in order not to hinder or delay the services of the other Party, and in order to facilitate the prompt and satisfactory completion of the Statement of Work. SBI and OG shall each promptly notify the other in writing of any factor, occurrence or event coming to its attention that may affect its ability to timely fulfill its obligations under this Agreement.

1.6          Designated Representatives. The following individuals shall be the primary representatives to manage and implement the collaboration (each, a “Representative”). The Representatives may be substituted from time to time by the respective Party following notice given to the other Party, and provided that the substituted Representative holds substantially similar authority. Meetings or conference calls of the Representatives shall be held as needed at a time and location mutually acceptable to each Party, in order to evaluate performance, to discuss problems and to set goals.

	SBI	OG
Name:	Frank Oakes	Ron Hoff
Title:	CEO
E-mail:	foakes@stellarbiotech.com	ron@ostionesguerrero.com
Phone:	805 844-9141

1.7          Fees and Expenses.

1.7.1	Labor Expense. OG agrees to provide SBI with such manpower, labor and operational support as SBI may reasonably request from time to time for SBI’s operations and activities at the La Chorera site. The nature of and related costs associated with such support shall be subject to SBI’s prior written approval. SBI agrees to reimburse OG monthly for such agreed support (the “Labor Expense”), subject to receipt by SBI of related invoices and/or other supporting documentation confirming the incurrence by OG of the Labor Expense. Reimbursement of the Labor Expense shall be made within fifteen (15) days of receipt by SBI of the requisite supporting documentation from OG.

1.7.2	Direct Cost Reimbursement. Subject to SBI’s prior written approval, SBI shall reimburse OG for all direct costs for contract expenses and specialty items specifically requested by SBI from time to time during the term of this Agreement in connection with the Statement of Work. OG shall reimburse SBI for all direct costs for contract expenses and specialty items specifically requested by OG in the execution of the provisions of this Agreement as specified in Appendix A.

1.7.3	Expenses. Except as otherwise set forth in this Section 1.7, each Party shall be responsible for its own project expenses and payment schedules as agreed herein or otherwise specified in Appendix A. Neither Party shall have any responsibility for the payment or reimbursement of any expenses incurred by the other Party outside of the Statement of Work of this Agreement, unless specified by another agreement between the Parties.

1.8          Use of Subcontractors. Either Party shall have the right to subcontract services under this Agreement to reasonably qualified subcontractors, subject to (a) the other Party’s prior written consent, which shall not be unreasonably withheld, and (b) the subcontractor signing an appropriate nondisclosure agreement equivalent to the Mutual Nondisclosure Agreement, dated April 22, 2015, between the Parties, and attached hereto as Appendix B (the “Mutual NDA”). However, the subcontracting of any services shall not diminish the contractual responsibility hereunder of the Party entering into such relationship. The notice required by this paragraph shall include the name, address, contact information, scope of the services subcontracted, and other pertinent information. Notwithstanding the foregoing or any other term of this Agreement, OG covenants and agrees that it shall not transfer or make available to any third party any Stellar Materials (as defined below) without the express prior written consent of SBI.

2.	Proprietary Rights.

2.1          SBI/OG Intellectual Property. Each of SBI and OG shall retain ownership of all intellectual property presently owned by such Party, unless otherwise agreed in this Agreement or in writing by both Parties. SBI shall retain all right, title and interest in all technology for the production of keyhole limpets and in the production and formulation of Stellar KLH™, any other KLH formulations and test articles produced by SBI hereunder, any precursors or components of any of the foregoing, and any reformulations or improvements of any of the foregoing that are conceived of and/or reduced to practice during and as a result of the work conducted hereunder (collectively, “Stellar Materials”). OG shall retain all right, title and interest in all technology for the production of abalone and other marine species produced in its marine aquaculture facility, exclusive of the Stellar Materials (collectively, “OG Materials”).

2.2          Grant of License. SBI hereby agrees to grant, and does grant, to OG a limited non-exclusive, royalty-free license during the term of this Agreement to use SBI’s proprietary aquaculture know-how (“SBI Know-How”) solely for the purpose of fulfilling its obligations under this Agreement. The use of the SBI Know-How shall be subject at all times to the Mutual NDA. OG accepts such limited license and agrees that neither such license nor any other provision of this Agreement shall imbue to OG any proprietary rights of ownership in the SBI Know-How.

2.3          Joint Intellectual Property. Although it is not intended that SBI and OG will jointly develop any intellectual property during the course of the collaboration hereunder, if any intellectual property is jointly developed, the Parties shall attempt to negotiate ownership and licensing rights in good faith, depending on the technology being developed and the relative interests and needs of the Parties. If no agreement can be reached on the allocation of ownership and licensing rights, then:

2.3.1	all jointly conceived or developed intellectual property in or relating to Stellar Materials shall belong to SBI regardless of the Party by whom such intellectual property was generated;

2.3.2	all jointly conceived or developed intellectual property in or relating to OG Materials shall belong to OG regardless of the Party by whom such intellectual property was generated; and

2.3.3	any other intellectual property that is jointly conceived or developed by SBI and OG shall be jointly owned by SBI and OG.

The Parties shall from time to time each execute and deliver to the other assignments of intellectual property in order to effectuate the foregoing.

2.4          Collaboration Data. Each Party shall use good scientific practices and shall comply in all material respects with applicable regulations and customary good laboratory and clinical practices in the performance of the evaluation activities hereunder and under any Statement of Work (including all data in the form required to be maintained under any applicable governmental regulations). Such records shall comprise books, results, reports, research notes, charts, graphs, comments, computations, analyses, recordings, photographs, computer programs and documentation thereof, computer information storage means, samples of materials and other graphic or written data generated in connection with such evaluation activities. Any such data developed by employees of SBI, or others on behalf of SBI, shall be owned by SBI (“SBI Data”) and any such data developed by employees of OG, or others on behalf of OG, shall be owned by OG (“OG Data”). For purposes of evaluation of mutual performance of the objectives defined in the Statement of Work and to support regulatory filings, each Party shall provide summaries of its Data, to the extent reasonably required. Each Party shall maintain such data in confidence in accordance with Section 2.5 below and the Mutual NDA and shall not use such data of the other Party except to the extent otherwise permitted by this Agreement or consented by the other Party

2.5          Nondisclosure. SBI and OG acknowledge and agree that each will have access to, become acquainted with, and receive Confidential Information (as defined in the Mutual NDA) of the other in the course of performance of this collaboration hereunder, including but not limited to each Party’s intellectual property, the SBI Know-How, SBI Data and OG Data. SBI and OG hereby confirm and agree that the terms and provisions contained in the Mutual NDA shall be incorporated herein by reference and form a part of this Agreement.

2.6          No Other Technology Rights. Except as otherwise expressly provided in this Agreement, under no circumstances shall a Party hereto, as a result of this Agreement, obtain any ownership interest in, license rights to use, or other right to any technology, know-how, patents, pending patent applications, compounds, products or biological materials of the other Party, including items owned, controlled or developed by the other Party, or transferred by the other Party to said Party at any time pursuant to this Agreement.

3.            Warranties and Representations. Each of SBI and OG hereby warrant and represent, severally and not jointly, for the benefit of the other that:

3.1.	Such Party shall not make any unauthorized use of any patents, copyrights, trade secrets, confidential information, or any other intellectual property of any third party in performing its obligations under this Agreement;

3.2.	Such Party owns, and at all times during the term of this Agreement shall own, all rights, title and interest in and to its intellectual property, or it has obtained or shall obtain valid and enforceable licenses to thereto;

3.3.	Such Party has the right, power and authority to enter into and perform this Agreement; this Agreement has been duly authorized and executed by it and constitutes a valid, binding and enforceable obligation of such Party.

3.4.	This Agreement, when executed and delivered by such Party, will not result in or constitute a breach or default under any license, agreement, contract, arrangement, judgment, decree, order, law, regulation or permit, or violate any provision of such Party’s charter documents.

4.	Termination and Remedies.

4.1          Term. This Agreement shall commence on the Effective Date. Unless (a) earlier terminated in accordance with the provisions of this Agreement or by the mutual written agreement of the Parties or (b) extended by a duly executed Statement of Work or other amendment of this Agreement that is executed by both Parties, this Agreement shall continue in effect until June 30, 2018 (the “Expiration Date”). Notwithstanding, the foregoing, this Agreement shall terminate prior to the Expiration Date on such date, if any, that the La Chorera Lease is terminated. The expiration or earlier termination of this Agreement shall not trigger the expiration or termination of any manufacture or supply agreement subsequently entered into between the Parties, the terms of which agreement shall be subject to its own provisions.

4.2          Termination for Breach. Either Party may terminate this Agreement if the other Party materially breaches any of its duties or obligations hereunder and such breach remains uncured for at least thirty (30) days after the non-breaching Party gives written notice of the breach. Any such termination shall not constitute the sole remedy in the event of a breach.

4.3          Indemnification. Each of SBI and OG agree, severally and not jointly, to indemnify, defend and hold harmless the other Party and its affiliates, officers, directors, consultants, managers and employees against any and all claims, suits, actions or threats of action, liabilities, settlement amounts, damages, expenses or costs of any kind whatsoever, including without limitation reasonable attorneys' fees and costs, which directly result from or arise out of (a) any material inaccuracy of any representations or warranties made by the indemnifying Party under this Agreement, (b) the indemnifying Party's material breach or failure to perform any provision of this Agreement that it is required to perform and remain uncured per Section 4.2 hereof, or (c) the gross negligence or intentional misconduct of the indemnifying Party.

4.4          No Exclusive Remedy. Nothing in this Agreement is intended to limit any remedies available to either Party at law or in equity.

4.5          Survival. The following Sections shall survive any expiration or termination of this Agreement: Sections 2.5, 3.1 through 3.4, 4.3 through 4.5, 5.1, 5.2, 6.3, 6.4, 6.6 through 6.8, and Appendix B.

5.	Relationships; Additional Agreements.

5.1          Relationship. Pursuant to the terms of this Agreement, SBI and OG shall act in this collaboration as independent contractors. SBI and OG shall not be partners or joint venturers, and the collaboration shall not constitute a partnership, joint venture, unincorporated association or any other form of legal entity. No Party is authorized to, and shall not, enter into any contract or commitments in the name of, or on behalf of, the other Party.

5.2          Non-Competition/Non-Circumvention.

5.2.1	During the Term of this Agreement and for a period of five (5) years thereafter, OG agrees that it shall not respond to or enter into any negotiations, discussions, agreements or understanding, whether oral or in writing, with any person or entity with an interest in, or for the sale or supply of, keyhole limpets, KLH or KLH-related products, or aquaculture support, including but not limited to any competitor of SBI, anywhere in the world, without the prior written consent of SBI in its sole discretion., or otherwise. OG agrees to promptly advise SBI of any inquiry it receives from a person or entity with respect to keyhole limpets, KLH, KLH-related products, or aquaculture support. Notwithstanding the foregoing, OG shall be entitled to at all times harvest and sell processed (i.e. out of shell) limpets to wholesale or retail buyers for the food/consumption market.

5.2.2	During the Term of this Agreement and for a period of five (5) years thereafter, SBI agrees that it shall not utilize, sell or offer its aquaculture expertise or any of its facilities to produce shellfish in markets that compete with OG’s products, excluding keyhole limpets.

5.2.3	The Parties agree that during the Term of this Agreement, SBI shall have the exclusive right to purchase or “extract first” all keyhole limpets produced or harvested by OG, upon and subject to the terms and conditions set forth in a separate Supply Agreement as contemplated by the Term Sheet.

5.2.4	Except as otherwise specified in this Agreement or any Statement of Work, SBI and OG shall each be free to conduct its own business and to pursue its own opportunities. Subject to the provisions of this Section 5.2 and as otherwise set forth in this Agreement, a Party shall not have an obligation to disclose to the other Party any business opportunities that may result from the activities generated by this Agreement or any Statement of Work.

5.3          Non-Transferability. The Parties have carefully selected each other for this collaboration as a result of many factors including, without limitation, technical expertise, credibility, integrity, reputation and business acumen. Therefore, subject to the Parties rights to engage subcontractors pursuant to Section 1.8 hereof, no Party shall voluntarily or by operation of law, assign, hypothecate, give, transfer, mortgage, or otherwise transfer or encumber all or any part of its rights, duties or other interests in this Agreement (collectively “Assignment”), without the other Party’s prior written consent, which consent may be withheld at the sole discretion of the non-assigning Party. Any attempt to make an Assignment in violation of this provision shall be a material breach of this Agreement and any Assignment in violation of this provision shall be null and void. Notwithstanding the foregoing, this Agreement shall be assignable as part of a bona fide transfer of all or substantially all of the assets or capital stock of a Party, or a merger in which the Party is not the surviving entity, providing the surviving entity agrees to assume, and does assume, all of such Party’s obligations under this Agreement.

6.	General Provisions.

6.1          Import/Export. Each Party shall comply with all applicable laws, regulations and restrictions of the United States and Mexico concerning the import and export of products, technical data and direct products thereof including, without limitation, all regulations regarding import, export, asset control and destination control of the U.S. Commerce, Treasury, State and Defense Departments of the United States Government, and the Export Administration Act of 1979, as amended from time to time, and comparable requirements under the laws of Mexico.

6.2          Amendment. No amendment or modification of this Agreement shall be binding on any of the Parties unless it is in writing and signed by each of the Parties hereto at the time of the modification.

6.3          Successors. Without limiting any restrictions on assignment contained in this Agreement, each and all of the provisions hereof shall be binding on and inure to the benefit of the Parties hereto and their respective successors and permitted assigns.

6.4          Dispute Resolution. If any dispute arises between the Parties relating to the validity, construction, enforceability, or performance of this Agreement, the aggrieved Party shall notify the other Party in writing of such dispute. If, within thirty (30) days after such notice is deemed to have been received, the Parties have not succeeded in negotiating a resolution of the dispute, either Party shall be free to proceed to arbitration. The arbitration shall be conducted in San Diego, California, pursuant to the rules of the International Chamber of Commerce. The Arbitrator shall, in rendering its decision, apply the substantive law of the State of California without regard to its conflicts of law provisions, except that the interpretation of an enforcement of this section shall be governed by the United States Federal Arbitration Act.

6.5          Warranty Limitation. EXCEPT AS EXPRESSLY STATED IN THIS AGREEMENT, NEITHER PARTY MAKES ANY WARRANTY, AND EACH PARTY EXPRESSLY DISCLAIMS ALL DISCLAIMS, ALL IMPLIED WARRANTIES, INCLUDING WARRANTIES OR MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, WITH RESPECT TO ANY COMPOUNDS OR OTHER BIOLOGICAL OR CHEMICAL MATERIALS OR INFORMATION PROVIDED TO THE OTHER PARTY PURSUANT TO THIS AGREEMENT.

6.6          Entire Agreement. This Agreement and Appendices A and B constitute the entire agreement between the Parties and supersede all prior understandings and agreements, whether oral or in writing, between the Parties as to the subject matter contained herein. There are no verbal representations between or among the Parties that are being relied upon by either of the Parties other than those expressly set forth in this Agreement.

6.7          Notices. All notices required to be given under this Agreement must be made in writing by (i) first-class mail, postage prepaid, certified, return receipt, (ii) by regularly scheduled commercial delivery service, Federal Express or equivalent, (iii) by facsimile or electronic communication, followed immediately by first-class mail, or (iv) by personal delivery. Such notices will be deemed given ten (10) business days after deposit with the postal service, three business days after deposit with the commercial carrier, or on the day of personal delivery.

6.8          Severability. If any term or provision of this Agreement is determined to be illegal, unenforceable, or invalid in whole or in part for any reason, such illegal, unenforceable, or invalid provisions or part thereof shall be stricken from this Agreement, and such provision shall not affect the legality, enforceability, or validity of the remainder of this Agreement.

6.9          Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

6.10       Waiver. Any waiver must be in writing. No waiver of any provision or consent to any action shall constitute a waiver of any other provision or consent to any other action, whether or not similar. No waiver or consent shall constitute a continuing waiver or consent or commit a Party to provide a waiver in the future except to the extent specifically set forth in writing. Any waiver given by a Party shall be null and void if the Party requesting such waiver has not provided a full and complete disclosure of all material facts relevant to the waiver requested.

6.11       Time of Essence. For purposes of this Agreement, time is of the essence.

IN WITNESS WHEREOF, each of the Parties hereto has executed this Agreement as of the date first set forth above.

Stellar Biotechnologies, Inc.		Ostiones Guerrero, SA de CV

By:	/s/ Frank Oakes	By:	/s/ Reyes Guerrero Sandoval

	Frank Oakes		Reyes Guerrero Sandoval
	Chief Executive Officer		Legal Representative

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